Exhibit 99.1

Hawthorn Bancshares Reports First Quarter Earnings

Jefferson City, Mo. — May 15, 2014 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended March 31, 2014.

Net income for the quarter was $2.0 million compared to a net loss of $0.1 million for the first quarter of 2013. The first quarter 2013 loss was due largely to a $2.3 million other real estate impairment write down. Net income available to common shareholders for the first quarter of 2014 was $2.0 million compared to the first quarter 2013 net loss available to common shareholders of $0.4 million after deducting preferred dividends and discount accretion of $0.3 million.

On a per share basis, Hawthorn reported positive diluted earnings per common share of $0.39 for the three months ended March 31, 2014, versus a diluted net loss per common share of $0.09 for the first quarter of 2013.

Commenting on earnings performance, Chairman David T. Turner said, “First quarter results were full of many positives in comparison to 2013. We are seeing loan demand strengthen and net interest income levels are remaining strong. Additionally, no loan loss provision was made for the three months ended March 31, 2014 due to improving credit quality in our historical loss analysis. While non-interest income was lower for first quarter 2014 compared to first quarter 2013 due to reduced residential real estate mortgage activity and investment security gains realized in the prior year quarter, this variance was more than offset by a favorable change in the non-interest expense category.”

Operating Results
Net Interest Income
Net interest income for the quarter ended March 31, 2014 was relatively unchanged at $9.7 million compared to first quarter 2013. Hawthorn was able to maintain its net interest income level due to the net interest margin increasing from 3.65% for the first quarter 2013 to 3.72% for the first quarter 2014 primarily due to the maturity of a high cost certificate of deposit program despite a $29 million, or 2.6%, decline in average earning assets.

Non-Interest Income and Expense
Non-interest income for the three months ended March 31, 2014 was $2.1 million compared to $3.0 million for the same period in 2013. The decrease was attributed to lower real estate refinancing activity primarily the result of higher interest rates experienced during the first quarter of 2014 as compared to 2013 and investment security gains of $0.3 million realized in 2013. Non-interest expense for the three months ended March 31, 2014 was $8.7 million compared to $11.9 million for first quarter 2013. The decrease was primarily attributed to the aforementioned other real estate owned valuation adjustment in 2013.

Loan Loss Reserve
Hawthorn’s level of non-performing loans decreased to 4.29% of total loans at March 31, 2014, from 4.63% at March 31, 2013 and increased from 4.21% at December 31, 2013. Net charge-offs for the current quarter were $0.9 million compared to $1.3 million for the first quarter of 2013. Credit quality stabilization from December 31, 2013 reflected positively on the Company’s loan loss provision requirement for the first quarter of 2014 as management’s detailed analysis of the allowance for loan losses resulted in no need for a loan loss provision for the quarter. This compares favorably to the first quarter 2013 provision of $1.0 million.

The total allowance for loan losses at March 31, 2014 was $12.8 million, or 1.52% of outstanding loans and 35.44% of non-performing loans. At December 31, 2013, the total allowance for loan losses was $13.7 million, or 1.63% of outstanding loans and 38.84% of non-performing loans.

Financial Condition
Comparing March 31, 2014 balances with December 31, 2013, total assets increased 2.2% to $1.16 billion. Modest loan growth resulted in loans, net of allowance for loan losses, increasing 0.8% to $832.5 million. The Company’s next highest yielding asset category is investment securities which increased 3.5% to $213.2 million. Cash & due from banks also increased 45.0% to $41.2 million. Total deposits increased 3.3% to $987.7 million. During the same period, stockholders’ equity increased 3.1% to $76.7 million or 6.6% of total assets. At 15.51% and 8.87% of total assets, total risk based and Tier 1 leverage capital ratios far exceed “well-capitalized” regulatory minimums of 10.00% and 5.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
(in thousands, except per share data)

Balance sheet information:	March 31, 2014	December 31, 2013

Loans, net of allowance for loan losses	$832,462	$825,828
Investment securities	213,227	205,985
Total assets	1,164,969	1,140,122
Deposits	987,736	956,471
Total stockholders’ equity	76,682	74,380
	Three Months	Three Months
Statement of income information:	Ended March 31, 2014	Ended March 31, 2013

Total interest income	$10,963	$11,545
Total interest expense	1,309	1,816

Net interest income	9,654	9,729
Provision for loan losses	0	1,000
Non-interest income	2,085	3,007
Non-interest expense	8,707	11,934

Pre-tax income (loss)	3,032	(198)
Income taxes	1,045	(62)

Net income (loss)	1,987	(136)
Dividends & accretion on preferred stock issued to U.S. Treasury	0	295

Net income (loss) available to common shareholders	$1,987	$(431)

Earnings (Loss) Per Common Share:
Basic	$0.39	$(0.09)
Diluted	$0.39	$(0.09)
Key financial ratios:	March 31, 2014	March 31, 2013

Return on average assets	0.70%	(0.05)%
Return on average common equity	10.67%	(2.33)%
	March 31, 2014	December 31, 2013

Allowance for loan losses to total loans	1.52%	1.63%
Nonperforming loans to total loans	4.29%	4.21%
Nonperforming assets to loans and foreclosed assets	5.85%	5.87%
Allowance for loan losses to nonperforming loans	35.44%	38.84%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Liberty, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.